Exhibit 10.27

PERSONAL AND CONFIDENTIAL

RADIAN GROUP INC.

2008 EQUITY COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, dated as of May 16, 2009 (the “Grant Date”), is delivered by RADIAN GROUP INC., a Delaware corporation (the “Company”), to Sanford A. Ibrahim, an employee of the Company or one of its Subsidiaries (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. 2008 Equity Compensation Plan, as amended (the “Plan”), permits the grant of shares of restricted stock to employees, directors, officers, consultants and advisors of the Company;

WHEREAS, the Company desires to grant shares of restricted stock to the Grantee, and the Grantee desires to accept such shares of restricted stock, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated in this Restricted Stock Award Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Award of Restricted Stock.

The Company hereby awards to the Grantee all rights, title and interest in the record and beneficial ownership of 141,000 shares of Common Stock (the “Restricted Stock”), of the Company subject to the vesting and other conditions of this Restricted Stock Award Agreement.

2. Delivery of Common Stock; Custody of Restricted Stock.

On the vesting date (or within 10 business days thereafter), the Company shall deliver to the Grantee, at the executive offices of the Company, a stock certificate for the number of shares of Restricted Stock that vest pursuant to the vesting schedule below or in accordance with Section 4 and 5 below (or make an appropriate book entry for such shares of Restricted Stock), subject to the payment of any federal, state, local or foreign withholding taxes. The obligation of the Company to deliver the shares upon vesting shall be subject to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 15 below. All obligations of the Company hereunder shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes. Prior to the satisfaction of the vesting conditions, the Restricted Stock is not transferable and shall be held in trust or in escrow by the Company, until such time as the applicable restrictions on the transfer thereof have expired or otherwise lapsed.

3. Vesting.

Provided the Grantee remains employed by the Company or a Subsidiary through the vesting date and meets any applicable vesting requirements set forth in this Restricted Stock Award Agreement, except as set forth in Section 4 and 5 below, the shares of Restricted Stock awarded under this Restricted Stock Award Agreement shall vest as follows (the period over which the Restricted Stock vests is referred to as the “Restriction Period”):

Date	Shares

May 16, 2012	50% of the Restricted Stock

May 16, 2013	Remaining 50% of the Restricted Stock

Except as specifically provided in this Restricted Stock Award Agreement, no additional shares of Restricted Stock will vest after the Grantee’s employment with the Company or a Subsidiary has terminated for any reason and, in the event of such termination, the Grantee will forfeit to the Company all shares of Restricted Stock that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

4. Retirement, Disability and Death.

If the Grantee terminates employment because of the Grantee’s Retirement, Disability or death, the Grantee’s Restricted Stock will automatically vest in full on the date of the occurrence of the event. For purposes of this Restricted Stock Award Agreement, “Retirement” shall mean the Grantee’s separation from service without Cause (as defined in the Employment Agreement between the Grantee and the Company, dated May 5, 2008 (the “Employment Agreement”)) following the Grantee’s attainment of age 55 and completion of five years of service with the Company, and “Disability” shall have the same meaning ascribed to it in the Employment Agreement.

5. Change of Control.

If a Change of Control occurs and the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary without Cause (as defined in the Plan) or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination occurs (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the Restricted Stock will automatically vest in full on the Grantee’s date of termination (or, if later, on the date of the Change of Control).

For purposes of this Restricted Stock Award Agreement “Good Reason” shall mean:

(a) a material diminution of the Grantee’s authority, duties, or responsibilities; or

(b) a material reduction in the Grantee’s base salary, which, for purposes of this Restricted Stock Award Agreement, means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

In order to terminate employment for Good Reason, the Grantee must provide a written notice of termination with respect to termination for Good Reason to the Company within 90 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Grantee must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”).

6. Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares or exchange of shares or any other change in capital structure made without receipt of consideration), if required, the number and class of the shares subject to the Restricted Stock Award shall be appropriately adjusted by the Committee in accordance with Section 3(c) of the Plan and such shares shall be deemed shares of Restricted Stock.

7. Ownership Rights.

Subject to the restrictions set forth herein, Grantee is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any cash dividends that may be paid on the Restricted Stock, whether vested or not vested.

8. Non-Transferability of Restricted Stock.

Until such time as the shares of Restricted Stock have vested hereunder, the Restricted Stock is not transferable other than by will or by the laws of descent and distribution, or as otherwise permitted by the Plan, and Restricted Stock shall not be subject to any levy of any attachment, execution or similar process upon the rights or interest. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of any Restricted Stock or any right hereunder, except as provided for herein, the Company may terminate any unvested portion of the award by notice to the Grantee and the award and all rights hereunder shall thereupon become null and void.

The Grantee represents and warrants that the shares of Restricted Stock are being acquired by the Grantee solely for the Grantee’s own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, during the Restriction Period, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby. In all events, shares of Common Stock may only be sold, assigned or otherwise disposed of in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws.

9. Retention Rights.

Neither the grant of any Restricted Stock, nor any other action taken with respect to the Restricted Stock, shall confer upon the Grantee any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment or service at any time.

10. Cancellation; Amendment.

This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

11. Notice.

Any notice to the Company provided for in this Restricted Stock Award Agreement shall be addressed to the Company in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Grantee may designate to the Company in writing in accordance with this Section 11. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of the Restricted Stock granted hereunder , Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company, the Plan, and the Shares via the Company’s electronic delivery system.

12. Incorporation of Plan by Reference.

This Restricted Stock Award Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s acceptance of the Restricted Stock awarded under this Restricted Stock Award Agreement constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Restricted Stock Award Agreement, and/or the Restricted Stock shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in such Restricted Stock. The settlement of any award with respect to Restricted Stock is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

13. Income Taxes; Withholding Taxes.

Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the award of Restricted Stock pursuant to this Restricted Stock Award Agreement. At the time of taxation, the Company shall have the right to deduct from other compensation, or to withhold shares of Restricted Stock, in an amount equal to the federal (including FICA), state and local income taxes and other amounts as may be required by law to be withheld with respect to the taxation of the Restricted Stock, provided that any share withholding does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

14. Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

15. Grant Subject to Applicable Law.

This Restricted Stock Award Agreement shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Restricted Stock Award Agreement to the contrary, the Plan, this Restricted Stock Award Agreement, and the Restricted Stock awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in TARP, and the Committee reserves the right to modify this Restricted Stock Award Agreement and the Restricted Stock as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to TARP restrictions applicable to the Restricted Stock granted to the Grantee under this Restricted Stock Award Agreement.

IN WITNESS WHEREOF, Radian Group Inc. has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the date of the grant set forth above.

Radian Group Inc.

/s/ Suzann C. Boylan

Suzann C. Boylan
Chief Human Resources Officer

I hereby accept the Restricted Stock described in this Restricted Stock Award Agreement, and I agree to be bound by the terms of the Plan and this Restricted Stock Award Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock and Restricted Stock Award Agreement shall be final and binding.

Acknowledged and Agreed by Award Recipient:

Signature:

Print Name:

Date: